Exhibit 21

SUBSIDIARIES OF THE COMPANY

NAME	WHERE INCORPORATED	% OF SHARES OWNED
The Pep Boys Manny Moe & Jack of California 3111 W. Allegheny Avenue Philadelphia, PA 19132	California	100%
Pep Boys—Manny, Moe & Jack of Delaware, Inc. 3111 W. Allegheny Avenue Philadelphia, PA 19132	Delaware	100%
Pep Boys—Manny, Moe & Jack of Puerto Rico, Inc. 3111 W. Allegheny Avenue Philadelphia, PA 19132	Delaware	100%
Colchester Insurance Company 7 Burlington Square Burlington, VT 05401	Vermont	100%
PBY Corporation Suite 946 1105 North Market Street Wilmington, DE 19899	Delaware	100%
Carrus Supply Corporation 1013 Centre Road Wilmington, DE 19805	Delaware	100%